Exhibit 99.1

FALCON

FOR FURTHER INFORMATION

AT THE COMPANY:

Franklin A. Jacobs

9387 Dielman Industrial Drive

St. Louis, MO 63132

(314) 991-9200

FOR IMMEDIATE RELEASE: Monday, January 31, 2005

FALCON PRODUCTS REACHES AN AGREEMENT IN

PRINCIPLE WITH NOTEHOLDERS TO DELEVERAGE ITS BALANCE

SHEET AND OBTAINS A COMMITMENT FOR $45 MILLION

IN DEBTOR IN POSSESSION FINANCING

ST. LOUIS, MISSOURI, January 31, 2005 - Falcon Products, Inc. (Pink Sheets: FCPR.PK), a leading manufacturer of commercial furniture, today announced that it has reached an agreement in principle with the holders of a majority in principal amount of its Senior Subordinated Notes to restructure the Company. The financial restructuring will be implemented through a Chapter 11 Plan of Reorganization. To that end, the Company filed a Chapter 11 petition in St. Louis today.

The financial restructuring, to be led by a group of noteholders including Oaktree Capital Management, LLC, an investment firm with over $28 billion in assets, and Whippoorwill Associates, Inc., on behalf of certain funds and managed accounts, contemplates the conversion of $100 million of Falcon's Senior Subordinated Notes into common stock. In addition, the restructuring would include a $45 million rights offering available to the holders of the Senior Subordinated Notes to further reduce its debt. The agreement in principle contemplates that Oaktree and Whippoorwill commit to purchase equity in the Company that has not been subscribed for by others in the rights offering. If approved and completed, the financial restructuring and rights offering would reduce debt by approximately $145 million and reduce the Company's annual cash interest expense by approximately $17 million. As part of such restructuring, it is currently contemplated that holders of the Company's junior convertible securities, existing common stock and outstanding warrants to purchase common stock will receive 2.5% of the common stock of the restructured Company subject to certain dilution provisions, although such amount is subject to change. In addition, the proposed transaction contemplates no impairment to Falcon's trade creditors.

Falcon has also obtained a commitment for $45 million of new debtor-in-possession (DIP) financing from some of its existing senior lenders, including certain funds and accounts managed by DDJ Capital Management, LLC and Mast Capital Management, LLC, which will provide the Company with significant new liquidity and enable Falcon to continue to operate during the Chapter 11 process. It is anticipated that proceeds from the DIP financing will be used to repay amounts outstanding under the Company's existing revolving credit facility with Fleet Capital Corporation as well as to provide additional liquidity. Moreover, DDJ Capital and Mast Capital have provided a commitment to the Company to provide new financing upon the consummation of the Plan of Reorganization.

Falcon's Chief Executive Officer, Frank Jacobs, commented, "We are extremely pleased at the progress we have made with our noteholders. Their support, combined with the debtor-in-possession financing provided principally by funds and accounts managed by DDJ Capital Management and Mast Capital Management, will allow us to continue to operate and service our customers' needs as we move through this financial restructuring."

Mr. Jacobs added, "The restructuring will dramatically deleverage the Company's balance sheet, significantly reducing interest costs. The restructuring will allow us to build a stronger company positioned so that we can effectively compete in the future. The results will be beneficial to our key constituencies including our customers, vendors, employees and stakeholders."

Caleb Kramer, of Oaktree, commented, " We are excited about the partnership with Falcon. We believe that our plan, which substantially reduces the Company's debt, will allow Falcon to be a stronger company going forward. We look forward to working with Frank Jacobs and his management team to help Falcon reach its full potential."

Although the Company is hopeful that the financial restructuring and the rights offering will be completed, there can be no assurances that such restructuring and rights offering will be completed on the terms outlined above or that any other restructuring satisfactory to the Company will be completed.

Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates eight manufacturing facilities throughout the world and has approximately 2,100 employees.

Oaktree Capital Management, LLC is a Los Angeles based private investment firm that manages more than $28 billion of investments in select niche markets for institutions and wealthy individuals.

Founded in 1990, Whippoorwill Associates, Inc. is an investment manager specializing in distressed investing on behalf of institutional clients.

DDJ Capital Management, LLC is a boutique investment manager specializing in private equity and debt financings, as well as high yield and special situations investing. Founded in 1996, the Wellesley, Massachusetts based investment firm currently manages more than $2.6 billion on behalf of 70 institutional clients.

Mast Capital Management, LLC is a Boston-based investment manager focused on high yield and special situation credit lending.

Falcon will be represented in its Chapter 11 case by Stutman, Treister & Glatt of Los Angeles as its special reorganization counsel and Imperial Capital, LLC as it financial advisor.

Certain statements in this press release that are not historical facts may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. Such factors include the Company's ability to reach definitive agreements with Oaktree Capital and Whippoorwill Associates, the ability to obtain approval of the requisite percentages of each creditor class, if any, whose consent may be required, absence of any material adverse change in the business of the Company, the Company's ability to comply with the terms of the new debtor-in-possession facility and the Company's ability to grow its business and take advantage of opportunities within the markets it serves. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.